                                                                     EXHIBIT 3.1


                          SECOND AMENDED AND RESTATED

                         CERTIFICATE OF INCORPORATION

                                      OF

                          DAL-TILE INTERNATIONAL INC.


               (Pursuant to Sections 242 and 245 of the General
                   Corporation Law of the State of Delaware)

         The undersigned Secretary of DAL-TILE INTERNATIONAL INC., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

         1.  The Corporation's present name is Dal-Tile International Inc.  It
was originally incorporated under the name of Gamma Four Holdings Inc.   The
date of filing of its original Certificate of Incorporation with the Secretary of State was January 30, 1987.

         2. This Second Amended and Restated Certificate of Incorporation amends and restates the Amended and Restated Certificate of Incorporation of the Corporation, as now in effect (the "Existing Certificate of Incorporation").
                                    -------------------------------------
This Second Amended and Restated Certificate of Incorporation was proposed by the Board of Directors of the Corporation and adopted by the stockholders of the Corporation in the manner and by the vote prescribed by Sections 242 and 245 of the General Corporation Law of the State of Delaware (the "DGCL"), the written
                                                           ----
consent of the stockholders having been given in accordance with Section 228 of the DGCL. The Existing Certificate of Incorporation hereby is amended and restated in its entirety to read as follows:

                  FIRST: The name of the Corporation is Dal-Tile International Inc.

                  SECOND: The address of the Corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent as such address is The Corporation Trust Company.

                  THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                  FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is 211,100,000 shares, divided into two classes, of which (a) 200,000,000 shares of par value $.01 per share shall be designated as Common Stock, and (b) 11,100,000 shares of par value $.01 per share shall be designated as Preferred Stock.

                  A statement of the powers, preferences and rights, and the qualifications, limitations or restrictions thereof, in respect of each class of stock is as follows:

          A.  Preferred Stock.
              ---------------

                   Shares of the Preferred Stock of the Corporation may be issued from time to time in one or more series, each of which series shall have such distinctive designation or title as shall be fixed by the Board of Directors prior to the issuance of any shares thereof. Each such series of Preferred Stock shall have such voting powers, full or limited, or no voting powers, and such preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated in such resolution or resolutions providing for the issue of such series of Preferred Stock as may be adopted from time to time by the Board of Directors prior to the issuance of any shares thereof pursuant to the authority hereby vested in it, all in accordance with the laws of the State of Delaware.

          B.  Common Stock.
              ------------

                   1.  Dividends.  Subject to the preferential rights, if any,
                       ---------
          of the holders of Preferred Stock, the holders of shares of Common Stock shall be entitled to receive, when and if declared by the Board of Directors, out of the assets of the Corporation which are by law available therefor, dividends payable either in cash, in property or in shares of Common Stock.

                   2.  Voting Rights.  Except as otherwise required by law, at
                       -------------
          every annual or special meeting of stockholders of the Corporation, every holder of Common Stock shall be entitled to one vote, in person or by proxy, for each share of Common Stock standing in his, her or its name on the books of the Corporation.

                   3.  Liquidation, Dissolution or Winding Up.  In the event of
                       --------------------------------------
          any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, after payment or provision for the payment of the debts and other liabilities of the Corporation and of the preferential amounts, if any, to which the holders of Preferred Stock shall be entitled, the holders of all outstanding shares of Common Stock shall be entitled to share ratably in the remaining net assets of the Corporation.

          C.  Reclassification.
              ----------------

                   On the date this Second Amended and Restated Certificate of Incorporation becomes effective, without the further action of the Corporation or the stockholders of the Corporation: (1) the 1,595,238 then outstanding shares of Class A Common Stock of the Corporation shall automatically be converted into 17,707,141.8 fully paid and nonassessable shares of Common Stock; (2) the 15,873 then outstanding shares of Class B Common Stock of the Corporation shall automatically be converted into 176,190.3 fully paid and nonassessable shares of Common Stock; (3) the 495,254 then outstanding shares of Class C Common Stock of the Corporation shall automatically be converted into 5,497,319.4 fully paid and nonassessable shares of Common Stock; (4) the 198,413 then outstanding shares of Class E Common Stock of the Corporation shall automatically be converted into 2,202,384.3 fully paid and nonassessable shares of Common Stock; and (5) the 1,785,715 aggregate then outstanding shares of Class D Common Stock and Class F Common Stock of the Corporation shall automatically be converted into 19,821,436.5 fully paid and nonassessable shares of Common Stock.

                   Each stockholder shall deliver to the Corporation his, her or its stock certificates representing shares of Class A Common

          Stock, Class B Common Stock, Class C Common Stock, Class D Common Stock, Class E Common Stock or Class F Common Stock of the Corporation, and the proper officers of the Corporation shall execute, issue and deliver to each such stockholder certificates representing shares of Common Stock.

                   FIFTH: Elections of directors need not be by ballot unless the By-Laws of the Corporation so provided.

                   SIXTH: The Board of Directors of the Corporation may make By-Laws and, from time to time, may alter, amend or repeal By-Laws.

                   SEVENTH: To the fullest extent permitted by the Delaware General Corporation Law as the same exists or may hereafter be amended, a Director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director.

               IN WITNESS WHEREOF, the undersigned has signed this instrument the 14th day of August, 1996.
   -------       ------

                                    /s/ Christine J. Smith
                                    ---------------------------------
                                    Christine J. Smith
                                    Secretary